Exhibit 99.1

Collectors Universe Reports Record Third Quarter Revenue and Operating Income

NEWPORT BEACH, CA – May 8, 2013 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its third quarter of fiscal 2013.

Operational and Financial Highlights:

▪
Service revenues increased 11% in this year’s third quarter to a quarterly record of $14.5 million, driven by a 13% increase in coin services revenues and a 12% increase in cards and autographs services revenues. Coin services revenues increased to $10.1 million from $8.9 million in last year’s third quarter, reflecting a mix of new services revenue, increased show grading activity and pricing changes implemented January 1, 2013.

▪	The services gross profit margin for the third quarter was 64% of revenues, compared to 62% in last year’s third quarter, due primarily to the increased revenues in the quarter.

▪
Operating income increased by 35% in the third quarter to a quarterly record of $3.9 million from $2.9 million in last year’s third quarter. Operating margin increased to 27% of revenues, compared with 22% of revenues in last year’s third quarter.

▪
Income from continuing operations was $2.4 million, or $0.29 per diluted share, and $3.8 million, or $0.47 per diluted share, for the third quarter and nine months, respectively, of fiscal 2013, compared to $1.7 million, or $0.22 per diluted share, and $4.3 million, or $0.54 per diluted share, for the same periods of the prior year.

▪
The Company’s cash position increased to $18.7 million at March 31, 2013 from $17.5 million at December 31, 2012.  Cash at June 2012 was $21.2 million.  Net cash used of $2.5 million for the nine months was comprised of cash generated from continuing operations of $6.5 million, offset by cash payments of $8.2 million of dividends to stockholders, $0.5 million for capital expenditures and $0.3 million used in our discontinued operations.

▪	On April 4, 2013, we announced that our PCGS coin authentication and grading business will expand its international services by establishing operations in Shanghai, China.

▪	On April 29, 2013, we announced our quarterly cash dividend of $0.325 per share, which will be paid on May 31, 2013 to stockholders of record on May 17, 2013.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We are very pleased with the performance of all of our coin and sports related businesses this past quarter.  Considerable emphasis on enhancing our mix of services for our coin customers is now paying off in increased grading revenue, especially at shows and international grading events.  The sports and autographs business continues to show double digit year-over-year growth. All of this allows our operational efficiency programs to drive improved bottom-line results.

While this past quarter is normally our strongest of the year, coinciding with the new 2013 coin issues, we are encouraged by the current stronger coin market conditions overall, and with the increased production of gold and silver modern coins from the US and other mints around the world; we are optimistic about our prospects throughout calendar 2013”.

Collectors Universe, Inc.

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, May 8, 2013 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 877-941-8610 or 480-629-9820, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through May 22, 2013, by dialing 800-406-7325 or 303-590-3030 and entering access code 4181738#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2012, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins, the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause volatility in the price of gold and silver, any of which could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission on August 30, 2012.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual Report on Form 10=K, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com
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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net revenues
Grading and authentication and related services	$14,488	$13,003	$34,763	$36,210
Product sales	-	79	550	416
	14,488	13,082	35,313	36,626
Cost of revenues
Grading and authentication and related services	5,178	4,989	13,480	14,019
Product sales	2	75	554	486
	5,180	5,064	14,034	14,505

Gross profit	9,308	8,018	21,279	22,121
Operating expenses:
Selling and marketing expenses	2,174	1,869	5,542	5,087
General and administrative expenses	3,214	3,235	9,556	9,732
Total Operating Expenses	5,388	5,104	15,098	14,819

Operating income	3,920	2,914	6,181	7,302
Interest income and other expense, net	8	26	79	63
Income before provision for income taxes	3,928	2,940	6,260	7,365
Provision for income taxes	1,541	1,209	2,475	3,024
Income from continuing operations	2,387	1,731	3,785	4,341
Income (loss) from discontinued operations, net of income taxes	(7)	7	(38)	(43)
Net income	$2,380	$1,738	$3,747	$4,298

Net income per basic share:
Income from continuing operations	$0.30	$0.22	$0.47	$0.55
Income (loss) from discontinued operations	-	-	-	(0.01)
Net income per basic share	$0.30	$0.22	$0.47	$0.54

Net income per diluted share:
Income from continuing operations	$0.29	$0.22	$0.47	$0.54
Income (loss) from discontinued operations	-	-	(0.01)	-
Net income per diluted share	$0.29	$0.22	$0.46	$0.54

Weighted average shares outstanding:
Basic	8,066	7,922	8,047	7,893
Diluted	8,101	8,020	8,099	7,993
Dividends declared per common share	$0.325	$0.325	$0.975	$0.975

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)
	March 31,	June 30,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$18,732	$21,214
Accounts receivable, net of allowance of $31 at March 31, 2013 and $70 at June 30, 2012	2,502	1,794
Inventories, net	1,735	2,273
Prepaid expenses and other current assets	1,023	813
Deferred income tax assets	1,177	1,177
Notes receivable from sale of net assets of discontinued operations	-	148
Current assets of discontinued operations	-	27
Total current assets	25,169	27,446

Property and equipment, net	1,834	1,795
Goodwill	2,083	2,083
Intangible assets, net	1,577	1,788
Deferred income tax assets	2,982	2,982
Other assets	335	169
Non-current assets of discontinued operations	182	182
	$34,162	$36,445
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,693	$1,625
Accrued liabilities	1,910	1,917
Accrued compensation and benefits	2,082	2,463
Income taxes payable	1,738	191
Deferred revenue	2,678	2,322
Current liabilities of discontinued operations	788	804
Total current liabilities	10,889	9,322

Deferred rent	466	447
Non-current liabilities of discontinued operations	1,791	2,145
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,490 and 8,107 issued and outstanding at March 31, 2013 and at June 30, 2012, respectively	8	8
Additional paid-in capital	74,328	73,683
Accumulated deficit	(53,320)	(49,160)
Total stockholders’ equity	21,016	24,531
	$34,162	$36,445